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EXHIBIT 4.5

                                    AGREEMENT

         THIS AGREEMENT is made this 22nd day of December, 1998, between Precis Smart Card Systems, Inc., an Oklahoma corporation (the "Company"), and the undersigned employee ("Employee").

         a. The Company and Employee are parties to a certain Agreement dated July 1, 1996 (the "Stock Option Agreement"), whereby the Company has granted certain options to Employee to acquire Common Stock of the Company. Capitalized but undefined terms used herein are defined in the Stock Option Agreement. The Company has recently caused its Common Stock to be subject to a reverse split. The Company and Employee hereby desire to acknowledge that the options granted pursuant to the Stock Option Agreement are modified as a result of the split and to amend the Stock Option Agreement to specifically provide for antidilution.

         In consideration of the premises and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

         1. AMENDMENT OF STOCK 0PTION AGREEMENT. The Stock Option Agreement is hereby amended to add a new provision which reads in its entirety as follows:

         ADJUSTMENTS UNDER CHANGES IN CAPITALIZATION. The aggregate number of share of Common Stock under stock options granted under this Agreement, the option price and the total number of shares of Common Stock which may be purchased by Employee on exercise of the stock options shall be appropriately adjusted or modified by the Board of Directors of the Company to reflect any recapitalization, stock split, merger, consolidation, reorganization, combination, liquidation, stock dividend or similar transaction involving the Company. Provided, any such adjustment shall be made in such a manner as to not constitute a modification as defined in Section 424(h) of the Internal Revenue Code of 1986, as amended.

         2. ACKNOWLEDGMENT WITH RESPECT TO 0PTIONS. Employee acknowledges and agrees that the stock options which have previously vested under the Stock Option Agreement have been adjusted as a result of the reverse stock split, and as a result as of the date hereof Employee has options to acquire [NUMBER OF SHARES] shares of Common Stock at an exercise price of $6.00 per share.

         3. CONTINUING EFFECT. Except as modified hereby, the Stock Option Agreement remains in effect; provided, however, that the number of options which may be issued in the future has been adjusted as a result of the reverse stock split and may be further adjusted upon the occurrence of any of the events specified in paragraph 1, above.

         DATED as of the date first above written.


COMPANY:                                 PRECIS SMART CARD SYSTEMS, INC.
                                         By /s/ JAMES LOUT
                                             Title President & CEO

EMPLOYEE:                                [EMPLOYEE SIGNATURE]
                                             Name [Name of Employee]







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